Exhibit 99.1

Houston Wire & Cable Company Reports Results for the Quarter Ended December 31, 2013

Houston, TX—March 13, 2014 – Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) announced operating results for the fourth quarter and year ended December 31, 2013.

Selected results were:

•	Sales of $94.4 million
•	Net income of $3.1 million
•	Diluted EPS of $0.18
•	Declared a dividend of $0.11 per share

Selected highlights for 2013:

•	Metals adjusted sales flat with 2012
•	Diluted EPS of $0.44, or $0.82 excluding the goodwill impairment
•	Declared dividends totaling $0.42 per share
•	Operating cash flow of $20.7 million
•	Debt to equity ratio of 43.3%

Fourth Quarter Summary
Jim Pokluda, President and Chief Executive Officer commented, “The inconsistent market strength trends experienced in the first three quarters of the year continued in the fourth quarter.  As a result, our fourth quarter year-over-year results were again mixed as we experienced an increase in Maintenance, Repair and Operations (MRO) sales of just over 3%, or approximately 6% on a metals adjusted basis, but a project sales decrease of approximately 30%, or 27% on a metals adjusted basis.  Total sales, on a metals adjusted basis, fell approximately 7% from Q4 2012.”

Despite the continued overall competitiveness of the marketplace, varying levels of market demand, and softening metals prices, gross margin at 21.8% was near flat sequentially and up 70 basis points over the prior year period, which contained a greater amount of low margin project sales. Operating expenses were up 4.4% compared to Q4 2012, primarily due to headcount related expenses and the costs of expanding the distribution network.

Interest expense of $0.2 million was down from the $0.3 million in the prior year period.   Average debt levels fell by 23.8% from $60.8 million in 2012 to $46.3 million in 2013, and the effective interest rate declined from 2.0% in 2012 to 1.9% in 2013.  The effective tax rate for the quarter of 39.1% was up slightly from the 2012 tax rate of 38.6% due to higher state tax rates.

Net income of $3.1 million decreased 27.9% from the fourth quarter of 2012. Diluted earnings per share was $0.18 compared to $0.25 in the prior year quarter.

Twelve month summary
Sales for the year were $383.3 million or essentially flat with 2012 on a metals adjusted basis.  We estimate that metals adjusted MRO sales increased 7%, while project sales decreased 14%.  Mr. Pokluda commented, “We were encouraged by the continued growth of our MRO sales, which is the largest component of overall revenues, but disappointed with our project sales results, which have been a function of ongoing delays and lack of industry investment in large capital projects.  While certain industries such as oil and gas are outside of this trend, many industries have adopted conservative capital allocation strategies which favor high levels of plant utilization over more aggressive strategies which have traditionally involved new plant construction, expansion and investment.  We continue to see large regional demand variances, with the West and Central the least active, the Northeast and Southeast showing signs of recovery, and the Gulf Coast extremely busy. Until we see activity levels in the underperforming regions improve, our sales and net income results will be constrained.”

Gross margin was flat with 2012. “Considering the continuing competitive pricing environment, I was pleased that we managed to maintain margins at their present level. Our 7% MRO volume gains helped to support overall company margins,” said Mr. Pokluda.

Operating expenses increased 16.3%, primarily as a result of the $7.6 million impairment of goodwill on the Southern Wire reporting unit. Excluding the impairment charge, operating expenses increased by 3.3% or $1.9 million in the current year, primarily due to the impact of the higher headcount and higher operating expenses related to additional facilities and higher inventory levels.  Mr. Pokluda further commented, “We have taken steps to reduce the level of operating expenses, including a reduction in headcount, which we expect to save approximately $1.0 million to $1.5 million on an annual basis.”

Interest expense of $1.0 million was lower than the prior year’s $1.3 million as average debt levels fell by 17.5% from $58.0 million in 2012 to $47.8 million in 2013 and interest rates decreased from 2.1% to 1.9%. The effective tax rate, excluding the impairment of goodwill, was 38.4% unchanged from 2012.

Net income for 2013 was $7.9 million, or $14.6 million excluding the impairment of goodwill. Adjusted  net income fell 14.4% from the $17.0 million level in the prior year.

Conference Call
The Company will host a conference call to discuss fourth quarter results on Thursday, March 13, 2014 at 10:00 a.m., C.T.  Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until March 20, 2014.

Replay, Toll-Free #: 855-859-2056
Replay, Toll #: 404-537-3406
Conference ID #  9507440

About the Company
With 39 years of experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include: continuous and interlocked armor cable; control and power cable; electronic wire and cable; flexible and portable cords; instrumentation and thermocouple cable; lead and high temperature cable; medium voltage cable; premise and category wire and cable; primary and secondary aluminum distribution cable; wire rope and wire rope slings, as well as synthetic slings, chain, shackles and other related hardware. We also offer private branded products including our proprietary brand, LifeGuard™, a low-smoke, zero-halogen cable. Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC.  These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

CONTACT:

Nicol G. Graham
Chief Financial Officer
Direct:  713.609.2125
Fax:  713.609.2168
ngraham@houwire.com

Houston Wire & Cable Company
Consolidated Balance Sheets

	December 31,
	2013	2012
	(In thousands, except share data)

Assets
Current assets:
Cash	$—	$274
Accounts receivable, net	60,408	65,892
Inventories, net	96,107	84,662
Deferred income taxes	2,591	2,455
Income taxes	420	—
Prepaids	762	841
Total current assets	160,288	154,124

Property and equipment, net	7,974	5,824
Intangible assets, net	10,234	11,967
Goodwill	17,520	25,082
Other assets	159	158
Total assets	$196,175	$197,155

Liabilities and stockholders’ equity
Current liabilities:
Book overdraft	$4,594	$—
Trade accounts payable	13,637	12,330
Accrued and other current liabilities	18,772	15,379
Income taxes	—	5
Total current liabilities	37,003	27,714

Debt	47,952	58,588
Other long-term obligations	97	103
Deferred income taxes	429	1,670
Total liabilities	85,481	88,075

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 17,954,032 and 17,899,499 shares outstanding at December 31, 2013 and 2012, respectively	21	21
Additional paid-in capital	55,642	55,291
Retained earnings	104,607	104,252
Treasury stock	(49,576)	(50,484)
Total stockholders’ equity	110,694	109,080

Total liabilities and stockholders’ equity	$196,175	$197,155

Houston Wire & Cable Company
 Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In thousands, except share and per share data)

Sales	$94,442	$104,379	$383,292	$393,036
Cost of sales	73,809	82,362	298,633	306,017
Gross profit	20,633	22,017	84,659	87,019

Operating expenses:
Salaries and commissions	7,558	7,611	30,946	30,013
Other operating expenses	6,933	6,221	26,068	25,139
Depreciation and amortization	734	747	2,978	2,941
Impairment of goodwill	—	—	7,562	—
Total operating expenses	15,225	14,579	67,554	58,093

Operating income	5,408	7,438	17,105	28,926
Interest expense	239	323	992	1,252
Income before income taxes	5,169	7,115	16,113	27,674
Income taxes	2,020	2,745	8,211	10,635
Net income	$3,149	$4,370	$7,902	$17,039

Earnings per share:
Basic	$0.18	$0.25	$0.44	$0.96
Diluted	$0.18	$0.25	$0.44	$0.96
Weighted average common shares outstanding:
Basic	17,837,097	17,735,998	17,805,464	17,723,277
Diluted	17,937,992	17,825,976	17,900,372	17,815,401

Dividend declared per share	$0.11	$0.09	$0.42	$0.36

Houston Wire & Cable Company
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2013	2012
	(In thousands)
Operating activities
Net income	$7,902	$17,039

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Impairment of goodwill	7,562	—
Depreciation and amortization	2,978	2,941
Amortization of capitalized loan costs	18	18
Amortization of unearned stock compensation	900	1,040
Provision for doubtful accounts	(59)	(19
Provision for returns and allowances	27	(61
Provision for inventory obsolescence	559	815
(Gain) loss on disposals of property and equipment	(1)	(7)
Deferred income taxes	(1,485)	(773)
Changes in operating assets and liabilities:
Accounts receivable	5,516	(6,081)
Inventories	(12,004)	(15,960)
Prepaids	79	(13)
Other assets	(19)	129
Book overdraft	4,594	(2,270)
Trade accounts payable	1,307	2,231
Accrued and other current liabilities	3,312	(3,722)
Long term liabilities	(6)	(25)
Income taxes	(435)	1,685
Net cash provided by (used in) operating activities	20,745	(3,033)

Investing activities
Expenditures for property and equipment	(3,396)	(1,005)
Proceeds from disposals of property and equipment	2	9
Cash paid for acquisition	—	—
Net cash used in investing activities	(3,394)	(996)

Financing activities
Borrowings on revolver	396,724	402,231
Payments on revolver	(407,360)	(391,610)
Deferred loan cost	—	—
Proceeds from exercise of stock options	492	137
Payment of dividends	(7,466)	(6,375)
Excess tax benefit for options	49	35
Purchase of treasury stock	(64)	(115)
Net cash (used in) provided by financing activities	(17,625)	4,303

Net change in cash	(274)	274
Cash at beginning of year	274	—

Cash at end of year	$—	$274
Supplemental disclosures
Cash paid during the year for interest	$998	$1,231

Cash paid during the year for income taxes	$10,236	$9,762